Exhibit 2

EXECUTION COPY

SERIES D PREFERRED STOCK EXCHANGE AGREEMENT

This SERIES D PREFERRED STOCK EXCHANGE AGREEMENT (the “Agreement”), dated as of March 18, 2011, is by and among Advanced Environmental Recycling Technologies, Inc., a Delaware corporation with offices located at 914 N Jefferson Street, Springdale, Arkansas 72764 (the “Company”), and the persons listed on Schedule I attached hereto (each a “Stockholder” and collectively, the “Stockholders”).

RECITALS

A.           Each Stockholder is the record or beneficial owner of the number of shares of the Company’s Series D Convertible Preferred Stock (the “Series D Preferred Stock”) set forth opposite such Stockholder’s name in column (3) on Schedule I, which Series D Preferred Stock is convertible into shares of the Company’s Class A Common Stock (the “Common Stock”), in accordance with the terms of the Certificate of Designation of the Relative Rights and Preferences of the Series D Convertible Preferred Stock filed October 29, 2007 with the Secretary of State of the State of Delaware (the “Series D Certificate of Designation”).

B.           Each Stockholder is the owner of Warrants (the “Warrants”) exercisable for the number of shares of Common Stock set forth opposite such Stockholder’s name in column (4) on Schedule I.

C.           Each Stockholder wishes to acquire, and the Company wishes to issue to such Stockholder, upon the terms and conditions stated in this Agreement, the number of shares of Common Stock set forth opposite Stockholder’s name in column (5) on Schedule I (collectively, the “Acquired Securities”), in exchange for (i) the transfer to and cancellation by the Company of the number of shares of Series D Preferred Stock set forth opposite such Stockholder’s name in column (3) on Schedule I (the “Exchanged Preferred Stock”) and (ii) the surrender to and cancellation by the Company of the Warrants exercisable for the number of shares of Class A Common Stock set forth opposite such Stockholder’s name in column (4) on Schedule I (the “Exchanged Warrants”, and together with the Exchanged Preferred Stock, the “Exchanged Securities”).

D.           For federal income tax purposes, the parties hereto intend that the Exchange (as defined below) will qualify as a reorganization described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).  Furthermore, the Board of Directors of the Company have approved this Agreement and intend that it constitute a plan of reorganization within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Stockholders hereby agree as follows:

1. EXCHANGE AND CLOSING.

(a) Exchange of Exchanged Securities for Acquired Securities. At the Closing, (i) the Company shall deliver to each Stockholder, and each Stockholder shall receive from the Company on the Closing Date (as defined below), one or more certificates representing the number of shares of Acquired Securities set forth opposite such Stockholder’s name in column (5) on Schedule I, in each case duly executed on behalf of the Company and registered in the name of such Stockholder and (ii) each Stockholder shall deliver to the Company, and the Company shall receive from the Stockholders and cancel on the Closing Date, (A) certificates representing the number of shares of Exchanged Preferred Stock set forth opposite such Stockholder’s name in column (3) on Schedule I (the “Certificates”), in each case duly endorsed for transfer and/or accompanied by a duly executed stock transfer power to the Company in the form attached as Exhibit A hereto and (B) the Exchanged Warrants exercisable for the number of shares of Class A Common Stock set forth opposite such Stockholder’s name in column (4) on Schedule I (such deliveries by the Company and Stockholders, collectively, the “Exchange”).  Effective as of and contingent upon the Closing, the Certificates shall be cancelled and the Exchanged Warrants shall be cancelled and terminated, and each Stockholder forever forfeits and waives all rights to and claims under the Exchanged Securities, and to the extent not delivered to the Company, the Certificates and original Exchanged Warrants shall represent only the right to receive new shares representing the applicable shares of Class A Common Stock set forth opposite such Stockholder’s name in column (4) on Schedule I.  Each Stockholder hereby authorizes and directs the Company to marked “cancelled” on the Certificates and the Exchanged Warrants effective as of the Closing.

(b) Closing. The closing (the “Closing”) of the Exchange shall occur at the offices of Paul, Hastings, Janofsky & Walker LLP, 191 N. Wacker Drive, 30th Floor, Chicago, Illinois 60606.  The date and time of the Closing (the “Closing Date”) shall be 9:30 a.m., New York time, on March 18, 2011.  As used herein “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed.

2. STOCKHOLDERS’ REPRESENTATIONS AND WARRANTIES.

Each Stockholder, severally and not jointly, represents and warrants to the Company that:

(a) Authority; Capacity. Such Stockholder has all requisite power and authority, or, if such Stockholder is an individual, full legal capacity, to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder.

(b) Exchanged Securities.  The Stockholder owns, and on the Closing Date the Stockholder will own, of record and beneficially all of the Exchanged Securities set forth opposite such Stockholder’s name on Schedule I, free and clear of any preemptive rights and any charge, pledge, option, mortgage, deed of trust, hypothecation, security interest, royalty or similar right, warrant, purchase right, lease, license or other encumbrance (other than restrictions pursuant to applicable law and restrictions upon subsequent transfers of the Exchanged Securities as provided in the Series D Certificate of Designation, the Series D Registration Rights

Agreement (as defined herein), or the Series D Purchase Agreement (as defined herein)) (collectively, “Liens”).  Upon consummation of the transactions contemplated by this Agreement, the Company will obtain good and valid title to the Exchanged Securities and the Exchanged Securities shall be free and clear of any Liens (other than any Liens imposed upon the Exchanged Securities by the Company).  The Exchanged Securities set forth opposite such Stockholder’s name on Schedule I constitute all of the outstanding shares of Series D Preferred Stock and all of the Warrants issued by the Company owned of record or beneficially by such Stockholder.

(c) No Public Sale or Distribution. Such Stockholder is acquiring the Acquired Securities for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof in violation of applicable securities laws, except pursuant to sales registered or exempted under the Securities Act of 1933, as amended (the “1933 Act”). Such Stockholder does not presently have any agreement or understanding, directly or indirectly, with any individual, limited liability company, partnership, joint venture, corporation, trust, unincorporated organization, or other entity or a government or any department or agency thereof (each of the foregoing, a “Person”) to distribute any of the Acquired Securities in violation of applicable securities laws.

(d) Accredited Investor Status.  Such Stockholder is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the 1933 Act.

(e) Reliance on Exemptions. Such Stockholder understands that the Acquired Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Stockholder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Stockholder set forth herein in order to determine the availability of such exemptions and the eligibility of such Stockholder to acquire the Acquired Securities.

(f) Information. Such Stockholder and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Acquired Securities which have been requested by such Stockholder. Such Stockholder and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Such Stockholder understands that its investment in the Acquired Securities involves a high degree of risk. Such Stockholder has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Acquired Securities, exchange of the Exchanged Securities, and other matters addressed by this Agreement.

(g) No Governmental Review.  Such Stockholder understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Acquired Securities or the fairness or suitability of the investment in the Acquired Securities nor have such authorities passed upon or endorsed the merits of the offering of the Acquired Securities.

(h) Transfer or Resale. Such Stockholder understands that: (i) the Acquired Securities have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) such Stockholder shall have delivered to the Company (if requested by the Company) an opinion of counsel to such Stockholder, in a form reasonably acceptable to the Company, to the effect that such Acquired Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) such Stockholder provides the Company with reasonable assurance that such Acquired Securities can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the 1933 Act (or a successor rule thereto) (collectively, “Rule 144”); (ii) any sale of the Acquired Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144, and further, if Rule 144 is not applicable, any resale of the Acquired Securities under circumstances in which the seller (or the Person (as defined below) through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC promulgated thereunder; and (iii) neither the Company nor any other Person is under any obligation to register the Acquired Securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

(i) Validity; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of such Stockholder and constitutes the legal, valid and binding obligations of such Stockholder enforceable against such Stockholder in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(j) No Conflicts. The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby will not result in a violation of any law, rule, regulation, order, judgment  or decree (including federal and state securities laws) applicable to such Stockholder, except for such violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Stockholder to perform its obligations hereunder.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to the Stockholders that:

(a) Organization and Qualification. The Company is duly incorporated and validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authorization to own its properties and to carry on its business as now being conducted and as presently proposed to be conducted.

(b) Authorization; Enforcement; Validity. The Company has the requisite power and authority to enter into and perform its obligations under this Agreement and to issue the Acquired Securities in accordance with the terms hereof. The execution and delivery of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby (including, without limitation, the issuance of the Acquired Securities) have been duly authorized by the Company’s board of directors, and (other than such filings as may be required by the SEC or any state securities agencies) no further filing, consent or authorization is required by the Company, its board of directors or its stockholders or other governing body. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and except as rights to indemnification and to contribution may be limited by federal or state securities law.

(c) Issuance of Acquired Securities. The issuance of the Acquired Securities is duly authorized and upon issuance in accordance with the terms of this Agreement such Acquired Securities shall be validly issued, fully paid and non-assessable.

(d) No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including, without limitation, the issuance of the Acquired Securities) will not (i) result in a violation of the Certificate of Incorporation (as defined herein) or Bylaws (as defined herein), (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including foreign, federal and state securities laws and regulations and the rules and regulations of the OTC Bulletin Board (the “Principal Market”) and including all applicable  federal laws, rules and regulations) applicable to the Company or by which any property or asset of the Company is bound or affected except, in the case of clause (ii) or (iii) above, to the extent that such violations could not reasonably be expected to have a Material Adverse Effect.  As used herein, “Material Adverse Effect” means any material adverse effect on (i) the business, properties, assets, liabilities, operations (including results thereof), condition (financial or otherwise) or prospects of the Company, individually or taken as a whole, (ii) the transactions contemplated by this Agreement or (iii) the authority or ability of the Company to perform any of its obligations under this Agreement.

(e) Transfer Taxes.  On the Closing Date, all stock transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the issuance, sale and transfer of the Acquired Securities to be issued and delivered to the Stockholders hereunder will be, or will have been, fully paid or provided for by the Company, and all laws imposing such taxes will be or will have been complied with.

(f) SEC Documents; Financial Statements.  Except as disclosed on Schedule 3(f), during the two (2) years prior to the date hereof, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”) (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). The Company has delivered to each Stockholder or its representatives true, correct and complete copies of each of the SEC Documents not available on the EDGAR system. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material, either individually or in the aggregate).

(g) No Undisclosed Events, Liabilities, Developments or Circumstances.  No event, liability, development or circumstance has occurred or exists, or is reasonably expected to exist or occur with respect to the Company or any of its businesses, properties, liabilities, prospects, operations (including results thereof) or condition (financial or otherwise), that (i) except as described on Schedule 3(g) would be required to be disclosed by the Company under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by the Company of its Common Stock and which has not been publicly announced, (ii) could have a material adverse effect on any Stockholder’s investment hereunder or (iii) could have a Material Adverse Effect.

(h) Equity Capitalization.  Immediately following the consummation of the Closing and the transactions contemplated by the HIG Exchange Agreement, the authorized capital stock of the Company shall be as follows: (x) 125,000,000 shares of Class A Common Stock, of which 87,363,907 shall be issued and outstanding and 37,636,093 shares shall be reserved for issuance pursuant to Convertible Securities (as defined below) (in addition, the Company has committed to seek from its stockholders at the next annual meeting approval of an increase in authorized capital stock to provide for an additional 400,000,000 shares of Class A Common Stock, since the currently authorized Class A Common Stock would be insufficient to accommodate the 273,655,322 shares of Class A Common Stock into which the Series E Preferred Stock will be convertible at the initial conversion price of $0.075 per share), (y) 7,500,000 shares of Class B Common Stock, of which, 1,465,530 shall be issued and outstanding and no shares shall be reserved for issuance pursuant to Convertible Securities and (z) 5,000,000 shares of preferred stock, of which 20,524.149 shares, all of which are classified as Series E Preferred Stock (as defined in Section 4(b) below), shall be issued and outstanding. No shares of Common Stock, Class B Common Stock or preferred stock are held in treasury.  All of such outstanding shares are duly authorized and have been, or upon issuance will be, validly issued and are fully paid and non-assessable. (i) except as described on Schedule 3(h)(i), none of the Company’s capital stock is subject to preemptive rights or any other similar rights or any liens or encumbrances granted or contracted for by the Company; (ii) except as disclosed on Schedule 3(h)(ii), there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever to which the Company is a party relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Company, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional capital stock of the Company or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Company to which the Company is a party; (iii) except as disclosed on Schedule 3(h)(iii), there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing indebtedness of the Company or by which the Company is or may become bound; (iv) except as disclosed on Schedule 3(h)(iv), there are no financing statements securing obligations in any amounts filed in connection with the Company;  (v) except pursuant to the Registration Rights Agreement (as such term is defined in the HIG Exchange Agreement) and as disclosed on Schedule 3(h)(v), there are no agreements or arrangements under which the Company is obligated to register the sale of any of its securities under the 1933 Act; (vi) except as disclosed on Schedule 3(h)(vi), there are no outstanding securities or instruments of the Company which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company is or may become bound to redeem a security of the Company; (vii) except as disclosed on Schedule 3(h)(vii), there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Acquired Securities; (viii) the Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement; and (ix) the Company does not have any liabilities or obligations required to be disclosed in the SEC Documents which are not so disclosed in the SEC Documents, other than those incurred in the ordinary course of the Company’s business and which, individually or in the aggregate, do not or could not have a Material Adverse Effect. The Company has furnished to each Stockholder true, correct and complete copies of the Company’s Certificate of Incorporation, as amended and as in effect on the date hereof (the “Certificate of Incorporation”), and the Company’s bylaws, as amended and as in effect on the date hereof (the “Bylaws”), and the terms of all securities convertible into, or exercisable or exchangeable for, shares of Common Stock and the material rights of the holders thereof in respect thereto.

4. COVENANTS.

(a) [intentionally omitted]

(b) Termination of Certain Agreements.  Effective immediately prior to the Closing, that certain Registration Rights Agreement between the Company and holders of the Series D Preferred Stock, dated effective October 29, 2007 (the “Series D Registration Rights Agreement”), and that certain Series D Convertible Preferred Stock Purchase Agreement between the Company and holders of the Series D Preferred Stock, dated effective October 29, 2007 (the “Series D Purchase Agreement”), are hereby each terminated and declared null, void and of no further force or effect, notwithstanding any provision in either the Series D Registration Rights Agreement or the Series D Purchase Agreement to the contrary; provided, however, that notwithstanding the foregoing, the respective rights and obligations of the Company and the Stockholders with respect to indemnification under Section 5 of the Series D Registration Rights Agreement with respect to any sales that may have occurred pursuant to the Registration Statement and Prospectus referenced therein shall survive and continue in effect.  Except as provided in the preceding sentence, effective immediately prior to the Closing, all rights and obligations of the parties under the Series D

Registration Rights Agreement and the Series D Purchase Agreement are hereby irrevocably waived, released, canceled and terminated and shall be null and void and of no further force or effect.

(c) Consent to Issuance of Series E Preferred Stock.  Each Stockholder hereby consents to (I) the authorization and issuance by the Company of shares of Series E Convertible Preferred Stock (the “Series E Preferred Stock”) to H.I.G. AERT, LLC (“HIG”), as a series of preferred stock of the Company ranking senior to the Series D Preferred Stock, as contemplated by that certain Securities Exchange Agreement to be entered into by and between the Company and HIG on or around the date hereof (the “HIG Exchange Agreement”), and (II) the other transactions contemplated by the HIG Exchange Agreement and the documents and instruments contemplated thereby (collectively, the “HIG Transaction”). Each Stockholder hereby waives notice of the HIG Transaction and the issuance of the Series E Preferred Stock in connection therewith and further waives any and all rights, including, without limitation, any redemption or preemptive rights or any adjustments to the Conversion Price (as such term is defined in the Series D Certificate of Designation), such Stockholder had or has with respect to the HIG Transaction and the issuance of the Series E Preferred Stock in connection therewith, including any rights under the Certificate of Incorporation or the Series D Certificate of Designation.  Notwithstanding anything to the contrary contained herein, the foregoing waiver shall become effective and binding on each Stockholder upon such Stockholder’s execution of this Agreement, whether or not any other Stockholder has executed this Agreement and whether or not the Closing has occurred.

(d) Waiver of Accrued Dividends.  Each Stockholder hereby waives its right to receive any and all accrued and unpaid dividends, if any, with regard to the Exchanged Securities, whether declared or undeclared, under the Series D Certificate of Designation, the Certificate of Incorporation or otherwise.  Notwithstanding anything to the contrary contained herein, the foregoing waiver shall become effective and binding on each Stockholder upon such Stockholder’s execution of this Agreement, whether or not any other Stockholder has executed this Agreement.

(e) Voting Agreement.  Each Stockholder shall execute the Voting Agreement in the form attached as Exhibit B hereto pursuant to which such Stockholder shall agree to vote the Acquired Securities in the manner contemplated thereunder, including in favor of the amendment to the Certificate of Incorporation contemplated thereby and in favor of the election of directors designated as provided therein.

5. LEGEND.

(a) Legends. Each Stockholder understands that the Acquired Securities have been issued pursuant to an exemption from registration or qualification under the 1933 Act and applicable state securities laws, and except as set forth below, the Acquired Securities shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.

(b) Removal of Legends. Certificates evidencing Acquired Securities shall not be required to contain the legend set forth in Section 5(a) above (i) while a registration statement covering the resale of such Acquired Securities is effective under the 1933 Act, (ii) following any sale of such Acquired Securities pursuant to Rule 144 (assuming the transferor is not an affiliate of the Company), (iii) if such Acquired Securities are eligible to be sold, assigned or transferred under Rule 144 (provided that the Stockholder provides the Company with reasonable assurances that such Acquired Securities are eligible for sale, assignment or transfer under Rule 144 which shall not include an opinion of counsel), (iv) in connection with a sale, assignment or other transfer (other than under Rule 144), provided that the Stockholder provides the Company with an opinion of counsel to the Stockholder, in a generally acceptable form, to the effect that such sale, assignment or transfer of the Acquired Securities may be made without registration under the applicable requirements of the 1933 Act or (v) if such legend is not required under applicable requirements of the 1933 Act (including, without limitation, controlling judicial interpretations and pronouncements issued by the SEC). If a legend is not required pursuant to the foregoing, the Company shall no later than three (3) Business Days following the delivery by the Stockholder to the Company or the transfer agent (with notice to the Company) of a legended certificate representing such Acquired Securities (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to effect the reissuance and/or transfer, if applicable), together with any other deliveries from the Stockholder as may be required above in this Section 5(b), issue and deliver (via reputable overnight courier) to such Stockholder, a certificate representing such Acquired Securities that is free from all restrictive and other legends (except as otherwise expressly provided above), registered in the name of the Stockholder or its designee.

6. [intentionally omitted]

7. [intentionally omitted]

8. TERMINATION.

In the event that the Closing shall not have occurred on or prior to the three (3) month anniversary of the date hereof, then each of the Stockholders and the Company shall have the right to terminate its respective obligations (other than the consents granted hereunder which are effective and irrevocable upon execution) under this Agreement on or after the close of business on such date without liability to the other party. Notwithstanding the foregoing, the right to terminate this Agreement shall not be available to any Stockholder or the Company, as the case may be, if the failure of the transactions contemplated by this Agreement to have been consummated by such date is the result of such Person’s breach of this Agreement.  Nothing contained in this Section 8 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of the Company to compel specific performance by any Stockholder of its obligations under this Agreement.

9. MISCELLANEOUS.

(a) Governing Law; Jurisdiction; Jury Trial. The parties hereby agree that they have chosen that all questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Wilmington, Delaware, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(b) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

(c) Headings; Gender. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.”  The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Agreement instead of just the provision in which they are found.

(d) Severability. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(e) Entire Agreement; Amendments. This Agreement and the schedules and exhibits attached hereto and the instruments referenced herein and therein supersede all other prior oral or written agreements between the Stockholders, the Company, their affiliates and Persons acting on their behalf solely with respect to the matters contained herein and therein, and this Agreement, the schedules and exhibits attached hereto and the instruments referenced herein and therein contain the entire understanding of the parties solely with respect to the matters covered herein and therein; provided, however, that except as specifically set forth herein, nothing contained in this Agreement shall (or shall be deemed to) have any effect on any agreements any Stockholder has entered into with the Company prior to the date hereof with respect to any prior investment made by such Stockholder in the Company, waive, alter, modify or amend in any respect any obligations of the Company, or any rights of or benefits to any Stockholder or any other Person, in any agreement entered into prior to the date hereof between or among the Company and such Stockholder or such other Person (as the case may be) and all such agreements shall continue in full force and effect. Except as specifically set forth herein, neither the Company nor any Stockholder makes any representation, warranty, covenant or undertaking with respect to such matters. For clarification purposes, the Recitals are part of this Agreement. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and each Stockholder. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

(f) Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile or electronic mail (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Business Day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Advanced Environmental Recycling Technologies, Inc.
914 N. Jefferson
Springdale, Arkansas 72764
Telephone:  (479) 756-7400
Facsimile:  (479) 756-7410
Attention:  Chief Executive Officer

With a copy (for informational purposes only) to:

Cox Smith Matthews Incorporated
112 East Pecan Street
Suite 1800
San Antonio, TX 78205
Telephone:  (210) 554 -5500
Facsimile:  (210) 226-8395
Attention:  J. Patrick Ryan, Esq.

If to any Stockholder, to such Stockholder’s address and facsimile number set forth on Schedule I, or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days’ prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine or electronic mail, as applicable, containing the time, date, recipient facsimile number or email address, as applicable, and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

(g) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of any of the Acquired Securities. No Stockholder shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company; provided, however, that a Stockholder may assign all of its rights and obligations hereunder with regard to any Acquired Securities in connection with any transfer of any of such Acquired Securities without the consent of the Company, in which event such assignee shall be deemed to be a Stockholder hereunder with respect to such assigned rights and obligations.

(h) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(i) Survival. The representations, warranties, agreements and covenants shall survive the Closing.

(j) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k) Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. No specific representation or warranty shall limit the generality or applicability of a more general representation or warranty.

(l) Remedies.  The Company and each holder of any Acquired Securities shall have all rights and remedies set forth in this Agreement and all rights and remedies which the Company or such holders, as applicable, have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. Furthermore, each Stockholder recognizes that in the event that it fails to perform, observe, or discharge any or all of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to the Company. Each Stockholder therefore agrees that the Company shall be entitled to seek specific performance and/or temporary, preliminary and permanent injunctive or other equitable relief from any court of competent jurisdiction in any such case without the necessity of proving actual damages and without posting a bond or other security.

[signature pages follow]

IN WITNESS WHEREOF, the Stockholders and the Company have caused their respective signature pages to this Agreement to be duly executed as of the date first written above.

COMPANY:
ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC. /s/ Joe G. Brooks
Name: Joe G. Brooks Title: Chairman & CEO

IN WITNESS WHEREOF, the Stockholders and the Company have caused their respective signature pages to this Agreement to be duly executed as of the date first written above.

STOCKHOLDERS:
H.I.G. AERT, LLC /s/ Michael Phillips
Name: Michael Phillips Title: Authorized Signatory

DAVID O. WHITWORTH TRUST /s/ David O. Whitworth
Name: David O. Whitworth Trust Title: Trustee

/s/ Callie A. Whitworth
Callie A. Whitworth

/s/ Callie A. Whitworth
Carl A. Whitworth

ENABLE GROWTH PARTNERS LP /s/ Mitch Levine
Name: Mitch Levine Title: CEO

SCHEDULE I

SCHEDULE OF STOCKHOLDERS

(1)	(2)	(3)	(4)	(5)

Stockholder Name	Address and Facsimile Number	Number of Shares of Series D Preferred Stock	Number of Shares of Class A Common Stock subject to Detachable Series W Warrants	Number of shares of Common Stock

David O. Whitworth Trust	135 North 17th Street Junction, TX 76849 Attention: Facsimile: (___) ___-____	236,454.4	1,515,150	11,467,386

Callie A. Whitworth	135 North 17th Street Junction, TX 76849 Attention: ________ Facsimile: (___) ___-____	39,409.0	--	1,911,228

Carl Whitworth	135 North 17th Street Junction, TX 76849 Attention: ________ Facsimile: (___) ___-____	39,409.0	--	1,911,228
H.I.G. AERT, LLC		296,072.8	1,422,880	14,358,714

H.I.G. AERT, LLC	c/o HIG Capital, LLC 855 Boylston Street, 11th Floor Boston, MA 02116 Attention: Michael Phillips Facsimile: (617) 262-1505	19,200.6	92,275	931,176

Enable Growth Partners LP (as successor to Pierce Diversified Strategy Master Fund LLC, ENA)1	c/o HIG Capital, LLC 855 Boylston Street, 11th Floor Boston, MA 02116 Attention: Michael Phillips Facsimile: (617) 262-1505	5,911.0 100,492.1	37,875 643,940	286,667 4,873,590

Enable Growth Partners LP	One Ferry Building, Suite 255 San Francisco, CA 94111 Attention: ______________ Facsimile: (___) ___-____	11,823.1	75,760	573,388

Enable Growth Partners LP (as successor to Enable Opportunity Partners, LP) 2	One Ferry Building, Suite 255 San Francisco, CA 94111 Attention: ______________ Facsimile: (___) ___-____

One Ferry Building, Suite 255 San Francisco, CA 94111 Attention: ______________ Facsimile: (___) ___-____

1 Pierce Diversified Strategy Master Fund LLC, ENA has been merged into Enable Growth Partners LP.

2 Enable Opportunity Partners, LP  has been merged into Enable Growth Partners LP.

EXHIBIT A
STOCK POWER

           For Value Received, ________________________ (“Transferor”) hereby sells, assigns and transfers unto Advanced Environmental Recycling Technologies, Inc., a Delaware corporation (the “Company”), ________________________ (_____________) shares of Series D Convertible Preferred Stock, par value $0.01 per share, of the Company, standing in the name of Transferor on the books of the Company and represented by Certificate No. ___________herewith, and does hereby irrevocably constitute and appoint ________________ or any officer of the Company attorney-in-fact to transfer said stock on the books of the Company with full power of substitution in the premises.

Dated:  _______ __, 201_

_________________________________________

MEDALLION
SIGNATURE GUARANTEED:

EXHIBIT B

VOTING AGREEMENT